Exhibit 10.1
SEVERANCE AND RELEASE AGREEMENT
     This Severance and Release Agreement (the “Agreement”) is made between (i) Allan J. Marter (“Mr. Marter”) and (ii) Golden Star Resources Ltd. (the “Company”). Mr. Marter and the Company are referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
     WHEREAS, Mr. Marter voluntarily resigned his employment with the Company effective October 13, 2006;
     WHEREAS, the Parties wish to resolve fully and finally any potential claims by Mr. Marter against the Company regarding Mr. Marter’s employment with the Company and otherwise; and
     WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.
     NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:
TERMS
     1. Resignation and Effective Date. Mr. Marter voluntarily resigned his employment with the Company effective October 13, 2006 (the “Resignation Date”) upon Mr. Marter’s execution of this Agreement. This Agreement shall become effective (the “Effective Date”) on the eighth (8th) day after Mr. Marter’s execution of this Agreement, provided Mr. Marter has not revoked Mr. Marter’s acceptance pursuant to Section 7(f) below.
     2. Severance Package.
          a. Payments.
               (i) On the Effective Date, the Company will pay Mr. Marter for his unpaid base salary, accrued vacation, outstanding expense reimbursements, and any accrued benefits due and payable under any benefit plans of the Company in which the Employee was a participant prior to his separation of employment (in accordance with the provisions of the applicable plan or plans).
This payment, less applicable withholdings and deductions, will be made by check made payable to “Allan J. Marter” and delivered to Michael T. McDonnell, Mr. Marter’s counsel.
               (ii) On the Effective Date, and on the express condition that Mr. Marter has not revoked this Agreement, the Company will deliver to Michael T. McDonnell, Mr. Marter’s counsel, (i) evidence of the transfer of 200,000 shares of the common stock of EURO Ressources S.A. (“EURO”), registered in the name of Allan J. Marter on and through the French register of shareholders maintained by BNP-Paribas, and (ii) a check made payable to Allan J. Marter in the total gross amount of two hundred eighty-two thousand, three hundred fifty-four dollars ($282,354), less all applicable deductions and withholdings.
          b. Health Insurance. Provided Mr. Marter timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Mr. Marter for the portion of premiums of Mr. Marter’s group health insurance, including coverage for his spouse, that the Company paid prior to Mr. Marter’s separation of employment with the Company, and any additional payments required to maintain COBRA coverage for Mr. Marter and his spouse, for 18 months following the Effective Date. If Mr. Marter is entitled to coverage under COBRA for any periods following 18 months after the Effective Date, Mr. Marter shall be entitled to maintain coverage for Mr. Marter and his spouse at Mr. Marter’s sole expense. Mr. Marter will promptly notify the Company of and provide the Company with appropriate documentation regarding the premium amounts, and the Company will reimburse Mr. Marter directly for such amounts within five (5) business days after the Company receives Mr. Marter’s notice by sending the reimbursement to Mr. Marter’s residence address.
          d. Outplacement. On the Effective Date, the Company shall deliver to Michael T. McDonnell a check in the amount of ten thousand dollars ($10,000) made payable to “Barry T. Dawson & Associates, Inc.” for outplacement services for Mr. Marter.
          e. Taxes. Reporting of and withholding on any consideration under this Agreement for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the consideration provided under this Agreement, Mr. Marter shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

     3. Stock Options. On the Effective Date, all options to purchase the stock of the Company granted to Mr. Marter under the Company’s stock option plans, which options together with the applicable exercise prices are listed in the attached Schedule 1 (the “Golden Star Options”), shall become immediately exercisable and vested, and Mr. Marter shall have the right to exercise the Golden Star Options until the earlier of their expiration date or the close of business in Denver, Colorado on December 31, 2009. The Company shall use its reasonable best efforts to obtain action by EURO so that all options to purchase the stock of EURO granted to Mr. Marter under EURO’s stock option plans, which options together with the applicable exercise price are listed in the attached Schedule 2 (the “EURO Options”), shall become immediately exercisable and vested, and Mr. Marter shall have the right to exercise the EURO Options until the earlier of their expiration date or the close of business in Denver, Colorado on December 31, 2009. The Company shall use its reasonable best efforts to obtain all necessary regulatory, corporate and shareholders approvals for the vesting and extension of the exercise of the Golden Star Options and the EURO Options.
     4. General Release.
          a. Mr. Marter, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
          b. The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (1) Mr. Marter’s employment with the Company or the termination thereof; (2) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (3) express or implied agreements between the Parties (except as provided herein) and claims under any severance or bonus plan; (4) any stock option grant, agreement, or plan (except as provided herein); (5) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, sex, national origin, religion, age, disability, whistleblower status, public policy, or any other characteristic of Mr. Marter under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Employment Relations Act of 1999, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; and (6) the common law.
          c. The Parties agree that nothing in this Section 4 shall be interpreted to release any indemnification provisions applicable to Mr. Marter in the Articles of Incorporation or by-laws of the Company or any other similar documents, nor to terminate the benefits that would otherwise be available of any applicable directors’ and officers’ liability insurance policies with respect to Mr. Marter’s service as an officer of the Company and as an officer or director of any of its subsidiaries.

     5. Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Mr. Marter hereby acknowledges that Mr. Marter may hereafter discover facts different from, or in addition to, those which Mr. Marter now knows or believes to be true with respect to this Agreement, and Mr. Marter agrees this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or discovery.
     6. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
     7. Warranties. Mr. Marter warrants and represents as follows:
          a. He has read this Agreement, and he agrees to the conditions and obligations set forth in it.
          b. He voluntarily executes this Agreement after having been advised to consult with legal counsel, after having had opportunity to consult with legal counsel, and without being pressured or influenced by any statement, representation, or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
          c. He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.
          d. He has not previously disclosed any information that would be a violation of Section 8 and 9 set forth below if such disclosure were to be made after the execution of this Agreement.
          e. He has full and complete legal capacity to enter into this Agreement.
          f. He understands that he is waiving and releasing any claims he may have under the Age Discrimination in Employment Act. He may revoke this Agreement for seven (7) days following its execution, and this Agreement shall not become enforceable and effective until seven (7) days after such execution. If Mr. Marter chooses to revoke this Agreement, he must provide written notice to Peter Bradford, President and CEO, Golden Star Resources Ltd., 10901 W. Toller Road, Suite 300, Littleton, Colorado 80127-6312, facsimile: (303) 894-4614, by hand delivery and by facsimile within seven (7) calendar days of his execution of this Agreement. If Mr. Marter does not revoke within the seven-day period, the right to revoke is lost.

          g. He has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that he executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by the Company, its representatives, or its agents to take less time to consider the Agreement. In such event, Mr. Marter expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.
          h. He admits, acknowledges, and agrees that (1) he is not otherwise entitled to the payments set forth in Section 2, and (2) such payments are good and sufficient consideration for this Agreement.
          i. He admits, acknowledges, and agrees that he has received all wages, compensation, bonuses, stock, stock options, vacation, paid time off, or other benefits from the Company which are or could be due to him under the terms of employment with the Company or otherwise.
     8. Confidentiality. Mr. Marter agrees that the Confidentiality and Restrictive Covenant Agreement between Mr. Marter and the Company dated April 30, 2004 shall remain in full force and effect.
     9. Non-Disparagement and References. Mr. Marter agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company or its predecessors, successors, parents, subsidiaries, officers, directors, employees, or affiliates. The Company agrees that the Company’s executive officers and directors will not make to any person any statement that disparages Mr. Marter or reflects negatively upon Mr. Marter. The Company agrees that, in response to employment inquiries or requests for references concerning Mr. Marter, the Company will provide solely Mr. Marter’s dates of employment and job titles while with the Company, along with the statement that it is Company policy not to provide additional information in response to such inquiries.
     10. Return of Company Property and Information. Mr. Marter represents and warrants that he has returned to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Mr. Marter agrees that, to the extent that he possessed any files, data, or information relating in any way to the Company, the Company’s business, or the Company’s customers on any personal computer, he has deleted those files, data, or information (and will retain no copies in any form). Mr. Marter has returned any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, combinations, access codes, computer passwords, vehicles, vehicle keys, and all other Company property in any form; provided, however, that Mr. Marter shall be permitted to retain the laptop computer and the cellular telephone provided to Mr. Marter by the Company on the express conditions that (1) Mr. Marter will assume all expenses related to the laptop and cellular telephone (including any related services) effective October 13, 2006, (2) the Company, at its election and cost, will replace or wipe clean the hard disk drive for the computer on or before October 13, 2006, and (3) the cellular telephone number will be changed to a new number on or before October 13, 2006, so the Company may retain the number within its cell phone plan.

     11. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Mr. Marter against the Company shall not constitute a defense to enforcement by the Company.
     12. Assignment. The Company may assign its rights under this Agreement. Mr. Marter cannot assign his rights under this Agreement without the written consent of the Company.
     13. Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
     14. Entire Agreement. This Agreement, the Confidentiality and Restrictive Covenant Agreement dated April 30, 2004, and the stock option agreements referenced herein, represent the entire agreement between the Parties. This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, including all provisions in the Amended and Restated Employment Agreement dated April 30, 2004. Mr. Marter acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
     15. Waiver. The Company hereby waives any provision in the Amended and Restated Employment Agreement dated April 30, 2004 or the Confidentiality and Restrictive Covenant Agreement dated April 30, 2004, that would prevent Mr. Marter from acting as a director or providing services in any other capacity for EURO. The Company shall not attempt to influence EURO’s officers, directors, or shareholders with respect to any services Mr. Marter may provide to EURO, except as may be necessary to comply with its statutory, legal, or fiduciary obligations.
     16. Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Colorado.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the dates written below.

ALLAN J. MARTER	GOLDEN STAR RESOURCES LTD.

/s/ Allan J. Marter	/s/ Jill M. Thompson
Allan J. Marter	Jill M. Thompson
Administrative Manager
06 Oct 13	10/13/2006

Date	Date